UNITED STATES

SECURITY AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2019

VISIUM TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-04496677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11325 Random Hills Road, Suite 360

Fairfax, Virginia 22030

(Address of principal executive offices, including zip code)

(703) 225-3443

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2019 Mr. Henry “Jamie” Holcombe resigned his position as Chief Executive Officer. There were no disagreements between the Company and Mr. Holcombe on any matter.

On February 25, 2019, the Company’s Board of Directors appointed Mr. Mark Lucky as its Chief Executive Officer. Biographical information for Mr. Lucky is as follows:

Mark B Lucky. Mr. Lucky is currently the Chairman of the Board and Chief Financial Officer of Visium Technologies, Inc. He has more than 20 years of experience serving as a public company chief financial officer. His professional experience includes working with start-ups, development-stage and mature companies in a wide variety of industries. Mr. Lucky has worked as a consultant to various public and private companies, including RealBiz Media Group, Inc. (OTCBB:RBIZ), Intelligent Living America, Inc. (OTCBB: ILIV), and Ronn Motor Group, Inc. Prior to that, Mr. Lucky served as the CFO for IceWeb Inc. (OTCBB: IWEB) from March, 2007 to May, 2014. From 2004 to 2005 he served as Vice President of Finance and Administration at Galt Associates, Inc., a Sterling, Virginia informatics/ technology and medical research services company and from 2001 to 2004 he was Vice President of Finance and Administration of MindShare Design, Inc., a San Francisco, California based internet technology company. During his career Mr. Lucky has also been employed by Axys Pharmaceuticals, Inc (NASDAQ: AXPH) a San Francisco, California-based early stage drug discovery biotech company, PriceWaterhouseCoopers, LLC, COMPASS Management and Leasing, Inc., Mindscape, Inc., The Walt Disney Company and KPMG. Mr. Lucky formerly served as a member of the board of directors of Intelligent Living America, Inc., VOIS Inc. and HASCO Medical, Inc. Mr. Lucky received a B.A. degree in Economics from the University of California, Los Angeles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIUM TECHNOLOGIES, INC.

Date: February 25, 2019	By:	/s/ Mark Lucky
Mark Lucky
Chief Financial Officer